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Exhibit 5.1

May 27, 2016

Protea Biosciences Group, Inc.

1311 Pineview Drive, Suite 501

Morgantown, WV 26505

Re: Protea Biosciences Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten initial public offering of (i) 3,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 465,000 additional shares of Common Stock (the “Over-Allotment Shares”) for which the underwriters have been granted an over-allotment option, (iii) underwriters’ warrants to purchase up to 155,000 shares of Common Stock (the “Underwriter Warrants”), (iv) all shares of Common Stock issuable upon exercise of the Underwriter Warrants, (v) 318,889 shares of Common Stock related to the offer and sale pursuant to the Registration Statement by the selling stockholders identified in the Registration Statement, and (vi) 211,230 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of Common Stock purchase warrants held by selling stockholders (the “Selling Stockholder Warrants”).

We have examined the forms of Underwriter Warrants and Selling Stockholder Warrants, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With respect to the (i) Shares and the Over-Allotment Shares, when such shares have been issued and delivered against payment of the purchase price therefor in accordance with the underwriting agreement and as contemplated by the Registration Statement, and (ii) the Warrant Shares and the shares issuable upon exercise of the Underwriter Warrants, when such shares have been duly issued and delivered against payment of the exercise price therefor as contemplated by the terms of the Selling Stockholder Warrants and the Underwriter Warrants, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CKR Law LLP
CKR Law LLP

1330 Avenue of the Americas | New York, New York 10019

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